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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940



          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:     ABC STRYPES Trust

Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

        c/o    Merrill Lynch, Pierce, Fenner & Smith Incorporated
          World Financial Center
          North Tower
          New York, New York  10281

Telephone Number (including area code):  (212) 449-1000

Name and Address of Agent for Service of Process:

          Robert E. Aherne
          Merrill Lynch, Pierce, Fenner & Smith Incorporated
          World Financial Center
          North Tower
          New York, New York  10281

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES /x/                                 NO / /



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                                  SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 27th day of October, 1995.



                                        ABC STRYPES TRUST


                                        By:    /s/ Douglas R. Robinson
                                               -----------------------
                                                Douglas R. Robinson
                                                Trustee